UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 27, 2015 (May 21, 2015)

AVALON HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-14105	34-1863889
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

One American Way, Warren, Ohio 44484

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (330) 856-8800

(Former name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On May 21, 2015 Avalon Holdings Corporation (the “Company”) and certain wholly owned subsidiaries entered into a line of credit agreement (the “Agreement”) with The Home Savings and Loan Company of Youngstown, Ohio expiring on June 30, 2016. The Agreement provides for a line of credit of up to $9 million. Borrowings under the line of credit agreement are secured by all business assets of the Company including accounts receivable, inventory, equipment and certain real property as defined in the Agreement. Interest on outstanding borrowings accrue at Prime Rate plus .25%. The line of credit agreement contains certain financial and other covenants, customary representations, warranties and events of defaults.

Borrowings of $5.0 million under the Agreement were utilized to repay the total amount outstanding under the line of credit agreement with The Huntington National Bank. The line of credit agreement with Huntington National Bank was terminated in conjunction with the repayment.

ITEM 1.02 Termination of a Material Definitive Agreement

The disclosure set forth in Item 1.01 of this report concerning termination of the line of credit agreement with Huntington National Bank is incorporated into this Item 1.02 by reference.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Revolving Line of Credit Note, dated as of May 21, 2015 between Avalon Holdings Corporation and certain wholly owned subsidiaries as borrowers and The Home Savings and Loan Company of Youngstown, Ohio as lender.

10.2 Loan Agreement – Revolving Line of Credit – dated as of May 21, 2015 between Avalon Holdings Corporation and certain wholly owned subsidiaries as borrowers and The Home Savings and Loan Company of Youngstown, Ohio as lender.

10.3 Security Agreement, dated as of May 21, 2015 between Avalon Holdings Corporation and certain wholly owned subsidiaries as debtor and The Home Savings and Loan Company of Youngstown, Ohio as secured party.

10.4 Open-End Mortgage, Assignment of Rents, Security Agreement, and Fixture Filing, dated as of May 21, 2015 - 1 American Way, NE, Warren, OH 44484 property.

10.5 Open-End Mortgage, Assignment of Rents, Security Agreement, and Fixture Filing, dated as of May 21, 2015 - 1030 Forker Blvd., Hermitage, PA 16148 property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 27, 2015

Avalon Holdings Corporation

By:	/s/ Bryan P. Saksa
Bryan P. Saksa
Chief Financial Officer

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